Exhibit 4.3

RESTATED CERTIFICATE OF INCORPORATION

OF

AZIYO BIOLOGICS, INC.

The name of the corporation is Aziyo Biologics, Inc. The corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 6, 2015. This Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby amended, integrated and restated to read in its entirety as follows:

FIRST:  The name of the Corporation is Aziyo Biologics, Inc. (the “Corporation”).

SECOND:  The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at that address is: Corporation Service Company.

THIRD:  The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is 230,000,000 shares, consisting of (a) 220,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”), 200,000,000 of which shall be designated Class A Common Stock, $0.001 par value per share (“Class A Common Stock”), and 20,000,000 of which shall be designated Class B Common Stock, $0.001 par value per share (“Class B Common Stock”), and (b) 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.       COMMON STOCK.

1.  General.  The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) upon any issuance of the Preferred Stock of any series.

2.  Identical Rights.

(a)       Except as otherwise provided in this Restated Certificate of Incorporation or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up of the Corporation), share ratably and be identical in all respects as to all matters.

(b)       If the Corporation in any manner subdivides (by stock split or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3. Voting.

(a)       The holders of Class A Common Stock shall have voting rights at all meetings of stockholders, each such holder being entitled to one vote for each share thereof held by such holder; provided, however, that, except as otherwise required by law, holders of Class A Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (which, as used herein, shall mean the certificate of incorporation of the Corporation, as amended from time to time, including the terms of any certificate of designations of any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation or the General Corporation Law of the State of Delaware.  There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

(b)       Except as otherwise provided herein or as otherwise required by the DGCL, the Class B Common Stock shall have no voting rights, and shall not entitle the holders thereof to any vote at any meeting of stockholders, with respect to any matter, and the shares of Class B Common Stock shall not be considered present or entitled to vote or otherwise accounted for in connection with any meeting or vote that occurs during such time (including for purposes of determining the presence or absence of a quorum or the minimum vote required to approve any matter). However, subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, as long as any shares of Class B Common Stock are outstanding, without the affirmative vote or written consent of the holders of a majority of the then outstanding shares of the Class B Common Stock, the Corporation shall not, directly or indirectly, whether by or through any subsidiary and whether by merger, consolidation or otherwise, amend, modify or repeal any provision of this Restated Certificate of Incorporation if the effect thereof would be to modify the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock.

4.  Dividends.  Dividends may be declared and paid on the Common Stock if, as and when determined by the Board of Directors subject to any preferential dividend or other rights of any then outstanding Preferred Stock and to the requirements of applicable law. Without limiting the preceding sentence, the Corporation shall not declare or pay any dividend or make any other distribution to the holders of Common Stock unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that any dividend or other distribution payable in additional shares of Common Stock or rights to acquire shares of Common Stock shall be payable on the Class A Common Stock in additional shares of Class A Common Stock or rights to acquire shares of Class A Common Stock and on the Class B Common Stock in additional shares of Class B Common Stock or rights to acquire shares of Class B Common Stock, in each case, at the same rate and with the same record date and payment date.

5.  Liquidation.  Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

6. Conversion of Class B Common Stock.

(a)       Conversions at Option of Holder. Each share of Class B Common Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the holder thereof, into one share of Class A Common Stock. A holder of Class B Common Stock shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”), duly completed by such holder. If the Notice of Conversion is delivered at a time when the Conversion Shares (as defined below) are required to bear a restrictive legend pursuant to Section 6(d) of this Part A, on or before the fifth (5th) Business Day following the Conversion Date (as defined below) (the “Restricted Voluntary Conversion Delivery Deadline”), the Corporation shall, or shall cause its transfer agent to, issue and deliver to the address as specified in the Notice of Conversion, a stock certificate, registered in the name of the holder or its designee, for the number of shares of Class A Common Stock to which the holder shall be entitled, and in the case of a Notice of Conversion delivered at a time when the Conversion Shares are not required to bear a restrictive legend pursuant to Section 6(d) of this Part A, on or before the second (2nd) Business Day (or, if earlier, the last day of the Standard Settlement Period (as defined below)) following the Conversion Date (the “Unrestricted Voluntary Conversion Delivery Deadline”), cause the Transfer Agent to credit the aggregate number of shares of Class A Common Stock to which the holder shall be entitled to the holder’s or its designee’s balance account with The Depository Trust Corporation (“DTC”) through DTC’s Deposit/Withdrawal at Custodian (“DWAC”) system. The “Conversion Date,” or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day (as defined below) that the completed Notice of Conversion is sent by electronic mail or facsimile to, and received during regular business hours by, the Corporation. The calculations and entries set forth in the Notice of Conversion shall control in the absence of verifiable or mathematical error. Shares of Class B Common Stock converted into Class A Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. The holder shall not be required to physically surrender the certificate(s) representing the Class B Common Stock to the Corporation until all shares of Class B Common Stock represented by such certificate(s) have been converted in full, in which case the holder shall surrender such certificate(s) to the Corporation for cancellation within three (3) Trading Days of the date the final Notice of Conversion is delivered to the Corporation. Delivery of a Notice of Conversion with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares of Class B Common Stock and issuance of a certificate representing such remaining shares of Class B Common Stock. In accordance with the preceding sentence, upon the written request of the holder and the surrender of certificate(s) representing Class B Common Stock, the Corporation shall, within three (3) Trading Days of such request, deliver to the holder certificate(s) (as specified by the holder in such request) representing the remaining shares of Class B Common Stock represented by the surrendered certificate(s).

(b)       Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, but subject to the last sentence of this Section 6(b) of this Part A, the Corporation shall not effect any conversion of the Class B Common Stock, and a holder shall not have the right to convert any portion of the Class B Common Stock, to the extent that, after giving effect to an attempted conversion set forth on the applicable Notice of Conversion, such holder together with such holder’s Affiliates, and any other Person whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the Securities and Exchange Commission (the “Commission”), including any “group” of which the holder is a member would beneficially own a number of shares of Class A Common Stock in excess of 4.9% of the total number of shares of Class A Common Stock then issued and outstanding (the “Beneficial Ownership Limitation”); provided that the Beneficial Ownership Limitation shall not apply to the extent that the Class A Common Stock is not deemed to constitute an “equity security” pursuant to Rule 13d-1(i) under the Exchange Act. Delivery of a Notice of Conversion by a holder in respect of the conversion of Class B Common Stock shall constitute a representation by such holder that the issuance of shares of Class A Common Stock in accordance with such Notice of Conversion will not cause such holder (together with such holder’s Affiliates, and any other Person whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission) to beneficially own a number of shares of Class A Common Stock in excess of the Beneficial Ownership Limitation, as determined in accordance with this Restated Certificate of Incorporation. For purposes of this Section 6(b) of this Part A, the number of shares of Class A Common Stock beneficially owned by such holder and its Affiliates shall include the number of shares of Class A Common Stock issuable upon conversion of the Class B Common Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which are issuable upon (A) conversion of the remaining, unconverted Class B Common Stock beneficially owned by such holder or any of its Affiliates (and any other Person whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission), and (B) exercise, exchange or conversion of the unexercised, unexchanged or unconverted portion of any other securities of the Corporation subject to a limitation on conversion, exchange or exercise analogous to the limitation contained herein (including any class or series of preferred stock and warrants) beneficially owned by such holder or any of its Affiliates (and any other Person whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission). Except as set forth in the preceding sentence, for purposes of this Section 6(b) of this Part A, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, a determination as to any “group” status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(b) of this Part A, in determining the number of outstanding shares of Class A Common Stock, a holder may rely on the number of outstanding shares of Class A Common Stock as stated in the Corporation’s most recent quarterly or annual report filed with the Commission, any current report or other filing filed by the Corporation with the Commission subsequent thereto or any confirmation provided by the Corporation in accordance with the next sentence. Upon the written request of a holder (which may be via electronic mail), the Corporation shall within two (2) Trading Days following such request, confirm in writing via electronic mail to such holder the number of shares of Class A Common Stock then outstanding. In any case, the number of outstanding shares of Class A Common Stock shall be determined after giving effect to any actual conversion, exchange or exercise of securities of the Corporation, including Class B Common Stock, by such holder or its Affiliates since the date as of which such number of outstanding shares of Class A Common Stock was last publicly reported.

(c)       Mechanics of Conversion

(i)       Delivery of Certificate or Electronic Issuance Upon Conversion. Not later than the Restricted Voluntary Conversion Delivery Deadline or the Unrestricted Voluntary Conversion Delivery Deadline, as applicable (as applicable, the “Share Delivery Date”), the Corporation shall (a) deliver, or cause to be delivered, to the converting holder a certificate or certificates representing the number of Conversion Shares being acquired upon the conversion of shares of Class B Common Stock or (b) in the case of a DWAC Delivery, electronically deliver such Conversion Shares by crediting the account of the holder’s prime broker with DTC through its DWAC system. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by or, in the case of a DWAC Delivery, such shares are not electronically delivered to or as directed by, the applicable holder by the Share Delivery Date, the applicable holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Corporation at any time on or before its receipt of such certificate or certificates for Conversion Shares or electronic receipt of such shares, as applicable, in which event the Corporation shall promptly return to such holder any original Class B Common Stock certificate delivered to the Corporation.

(ii)       Obligation Absolute. Subject to Section 6(b) of this Part A and subject to holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i) of this Part A, the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Class B Common Stock in accordance with the terms hereof is absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such holder in connection with the issuance of such Conversion Shares.

(iii)       Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Corporation fails to deliver to a holder a certificate or certificates representing Conversion Shares or to effect a DWAC Delivery, as applicable, by the Share Delivery Date pursuant to Section 6(c)(i) of this Part A, and if after such Share Delivery Date such holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the holder’s brokerage firm otherwise purchases, shares of Class A Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then, at the election of such holder, the Corporation shall (A) pay in cash to such holder (in addition to any other remedies available to or elected by such holder) the amount by which (x) such holder’s total purchase price (including any brokerage commissions) for the shares of Class A Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Class A Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions), and (B) at the option of such holder, either reissue (if surrendered) the shares of Class B Common Stock equal to the number of shares of Class B Common Stock submitted for conversion or deliver to such holder the number of shares of Class A Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i) of this Part A. The holder shall provide the Corporation written notice within five (5) Trading Days after the occurrence of a Buy-In indicating the amounts payable to such holder in respect of the Buy-In together with applicable confirmations and any other evidence reasonably requested by the Corporation related thereto. Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver shares of Class A Common Stock upon conversion of the shares of Class B Common Stock as required pursuant to the terms hereof.

(iv)       Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Class B Common Stock and payment of dividends on the Class B Common Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights, not less than such aggregate number of shares of the Class A Common Stock as shall be issuable (without regard to the Beneficial Ownership Limitation) upon the conversion of all outstanding shares of Class B Common Stock. The Corporation covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(v)       Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Class A Common Stock upon conversion of any shares of Class B Common Stock; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(vi)       Status as Class A Stockholder. Effective as of the delivery by the holder of the Notice of Conversion by the holder by facsimile or electronic mail, as provided herein, (A) the shares of Class B Common Stock being converted shall be deemed converted into shares of Class A Common Stock, (B) the holder shall be deemed the holder or record of such applicable Conversion Shares, and (C) subject to a holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i) of this Part A, the holder’s rights as a holder of such converted shares of Class B Common Stock shall cease and terminate, excepting only the right to receive certificates evidencing such shares of Class A Common Stock, or electronic delivery of such shares in the case of DWAC Delivery, and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Restated Certificate of Incorporation. In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Class B Common Stock.

(vii)       Automatic Conversion Upon Certain Transfers. Upon a transfer of shares of Class B Common Stock by a holder to a Person that is neither an Affiliate of such holder nor a Person whose beneficial ownership of Class A Common Stock would be aggregated with such holder’s for purposes of Section 13(d) of the Exchange Act and the applicable regulations of the Commission, each share of Class B Common Stock so transferred shall automatically, without further action by the transferor or transferee thereof, convert into a share of Class A Common Stock; and upon delivery to the Corporation of written notice of any such transfer, the Corporation shall issue and deliver the shares of Class A Common Stock into which such transferred shares of Class B Common Stock shall have thereby converted, with the same effect as if such notice of transfer were a Notice of Conversion delivered in accordance with Section 5 of this Part A.

(d)       Legends. Certificates evidencing shares of Class B Common Stock, or shares of Class A Common Stock issued upon conversion thereof (“Conversion Shares”), issued or sold pursuant to an effective registration statement under the Securities Act shall not contain any legend restricting the transfer thereof. Certificates evidencing shares of Class B Common Stock or Conversion Shares shall not be required to contain any legend restricting the transfer thereof: (A) while a registration statement covering the sale or resale of such security is effective under the Securities Act; provided that the holder of such security provides a representation reasonably satisfactory to counsel to the Corporation that such holder will not sell or resell such security at any time that such registration statement is not effective or such registration statement is otherwise not available for the sale or resale of such security, except pursuant to a sale that is exempt from the registration requirements of the Securities Act pursuant to Rule 144 thereunder, or (B) if the holder thereof provides customary good-faith representations to the effect that it has sold such shares pursuant to Rule 144, or (C) if such shares of Class B Common Stock or Conversion Shares, as the case may be, are eligible for sale under Rule 144(b)(1) as set forth in customary non-affiliate good-faith representations provided by the holder thereof, or (D) at any time on or after the date hereof that the applicable holder certifies in good faith that it is not an Affiliate of the Corporation and that such holder’s holding period for purposes of Rule 144 and, in the case of the Conversion Shares, subsection (d)(3)(ii) thereof with respect to such shares of Class B Common Stock and/or Conversion Shares is at least twelve (12) months (or six (6) months if the Corporation is, and shall have been for a period of at least ninety (90) days, subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act), or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined in good faith by counsel to the Corporation or set forth in a legal opinion delivered by counsel to the Corporation (clauses (A) through (E), collectively with the first sentence of this paragraph, the “Unrestricted Conditions”). The Corporation shall use its reasonable best efforts to cause its counsel to issue a legal opinion to the Transfer Agent at such time as any of the Unrestricted Conditions has been satisfied, if required by the Corporation’s Transfer Agent to effect the issuance of shares of Class B Common Stock or the Conversion Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Condition is met at the time of issuance of shares of Class B Common Stock or at the time of issuance of Conversion Shares, then such shares of Class B Common Stock or Conversion Shares, as applicable, shall be issued free of all legends. The Corporation agrees that at such time as such legend is no longer required under this Section 6(d) of this Part A, it will, no later than two (2) Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by the applicable holder to the Corporation or the Transfer Agent of a certificate representing shares of Class B Common Stock or Conversion Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends.

(e)       Certain Defined Terms. For the purposes of this Section 5 of this Part A, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to a holder of capital stock, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such holder will be deemed to be an Affiliate of such holder.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York.

“Person” means any individual, sole proprietorship, partnership (general or limited), limited liability company, joint venture, company, trust (statutory or common law), unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental or regulatory agency.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date (which, as of the date hereof, is two (2) Trading Days).

“Trading Day” means a day on which the Class A Common Stock is traded for any period on the principal securities exchange or other securities market on which the Class A Common Stock is then being traded.

B.       PREFERRED STOCK.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. The powers, preferences and relative, participating, optional and other special rights of each such series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH:  Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Restated Certificate of Incorporation, and all rights conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

SIXTH:  In furtherance and not in limitation of the powers conferred upon it by the General Corporation Law of the State of Delaware, and subject to the terms of any series of Preferred Stock, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation.  The stockholders may not adopt, amend, alter or repeal the Bylaws of the Corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by this Restated Certificate of Incorporation, by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon.  Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article SIXTH.

SEVENTH:  Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability.  No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.  If the General Corporation Law of the State of Delaware is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

EIGHTH:  This Article EIGHTH is inserted for the management of the business and for the conduct of the affairs of the Corporation.

1.  General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.  Number of Directors; Election of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established from time to time by the Board of Directors.  Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

3. Classes of Directors.  Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated as Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The Board of Directors is authorized to assign members of the Board of Directors to Class I, Class II or Class III.

4.  Terms of Office.  Subject to the rights of holders of any series of Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

5. Quorum.  The greater of (a) a majority of the directors at any time in office and (b) one-third of the number of directors fixed pursuant to Section 2 of this Article EIGHTH shall constitute a quorum of the Board of Directors.  If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

6. Action at Meeting.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law or by this Restated Certificate of Incorporation.

7. Removal.  Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed but only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon at an election of directors.

8. Vacancies.  Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board of Directors, however occurring, shall be filled only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders, unless the Board of Directors determines by resolution that any such vacancy or newly created directorship shall be filled by the stockholders.  A director elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen, subject to the election and qualification of a successor and to such director’s earlier death, resignation or removal.

9. Stockholder Nominations and Introduction of Business, Etc.  Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

10. Amendments to Article.  Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article EIGHTH.

NINTH:  No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.  Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article NINTH.

TENTH:  Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer) of the Corporation, and may not be called by any other person or persons.  Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.  Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TENTH.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, the provisions of this sentence will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH. Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH. If any provision or provisions of this Article ELEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any sentence of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer this ___ day of October, 2020.

AZIYO BIOLOGICS, INC.

By:
	Name:	Ronald Lloyd
	Title:	President and Chief Executive Officer

ANNEX A

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert shares of class b common Stock)

Reference is made to the Restated Certificate of Incorporation (the “Certificate of Incorporation”). In accordance with and pursuant to the Certificate of Incorporation, the undersigned hereby elects to convert the number of shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”), of Aziyo Biologics, Inc., a Delaware corporation (the “Corporation”), indicated below into shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion:

Number of shares of Class B Common Stock to be converted:

Please confirm the following information:

Number of shares of Class A Common Stock to be issued:

Please issue the shares of Common Stock in accordance with the terms of the Certificate of Incorporation as follows:

Issue to:

E-mail:

DTC Participant Number and Name:

Account Number:

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